Exhibit 99.1

Company Contact:
Lindsay Kenoe or James Foy
Investor Awareness, Inc.
847-945-2222
ir@neahpower.com

NEAH POWER SYSTEMS APPOINTS STEPHEN M. WILSON
AS CHIEF FINANCIAL OFFICER

BOTHELL, Wash. – July 16, 2008 – Neah Power Systems, Inc., (OTCBB: NPWS), a leading developer of fuel cells for military, industrial and consumer portable electronic devices, announced today that it has appointed Stephen M. Wilson, CPA, CMA as the chief financial officer of the company. Mr. Wilson succeeds David Barnes who resigned today as chief financial officer

Mr. Wilson has served as controller since April 2008 and corporate secretary since June 2008. From May 2007 until February 2008, he served as CFO of Impart Media Group, Inc. From July 2006 until his promotion to chief financial officer of Impart, he served as its vice president of finance, as well as its corporate controller. He is a licensed certified public accountant and a certified management accountant and holds dual Bachelor of Arts degrees in accounting and business administration from Western Washington University. The controller position will not be filled, and Steve will serve as the CFO and the corporate secretary of the company.

Dr. Chris D’Couto, President and CEO of Neah Power said, “We are privileged to have Mr. Wilson join Neah Power Systems as the chief financial officer. As we make the transition into commercialization, Steve will continue to lead the development of the financial infrastructure needed to grow, and has demonstrated the ability to position companies for such growth. Additionally, Steve will be responsible for the SEC filings, Sarbanes-Oxley compliance and the financial operations of the company.”

About Neah Power
Neah Power Systems, Inc. (NPWS) is developing long-lasting, efficient and safe power solutions for portable electronic devices, including notebook PCs, military radios and other power-hungry products. The market size for portable power is estimated in the multi-billion dollar range by the research group Frost and Sullivan. Neah Power uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities. This enables lighter-weight, smaller form-factors and lower cost products, as well as an outsourced manufacturing model. The company’s working micro fuel cell prototype, which was demonstrated on September 28, 2007, runs as a closed-loop system without requiring air as an oxidant.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.